Exhibit 5.1
December 18, 2008
Delphi Financial Group, Inc.
1105 North Market Street, Suite 1230
Wilmington, Delaware 19899
Ladies and Gentlemen:
     I am Senior Vice President, Secretary and General Counsel of Delphi Financial Group, Inc., a Delaware corporation (the “Company”), and am rendering this opinion in connection with a registration statement on Form S-3 (the “Registration Statement”), including a base prospectus (the “Prospectus”), being filed today by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to which the Company proposes to issue and/or sell from time to time (i) shares of its Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), (ii) shares of its preferred stock, par value $0.01 per share (the “Preferred Stock”), (iii) debt securities consisting of debentures, notes or other evidences of indebtedness representing unsecured unsubordinated obligations of the Company (the “Senior Debt Securities”), (iv) debt securities consisting of debentures, notes or other evidences of indebtedness representing unsecured subordinated obligations of the Company (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”), (v) depositary shares representing Preferred Stock, Class A Common Stock and Debt Securities (the “Depositary Shares”), (vi) warrants representing rights to purchase Class A Common Stock, Preferred Stock, Debt Securities, Depositary Shares, Purchase Contracts, Subscription Rights and Units as well as other warrants (the “Warrants”), (vii) purchase contracts obligating holders to purchase, and the Company to sell to the holders thereof, or the Company to purchase, and the holders thereof to sell to the Company, at a future date a specified number of shares of Class A Common Stock, shares of Preferred Stock, Debt Securities, Depositary Shares, Warrants, Subscription Rights and Units (the “Purchase Contracts”), (viii) subscription rights to purchase Class A Common Stock, Preferred Stock, Debt Securities, Depositary Shares, Warrants, Purchase Contracts and Units (the “Subscription Rights”), and (ix) units, representing an interest in two or more types of securities that are registered in the Registration Statement or debt or equity obligations of third parties, including, but not limited to U.S. Treasury securities (the “Units”).
     As Senior Vice President, Secretary and General Counsel of the Company, I have examined and am familiar with the Restated Certificate of Incorporation of the Company, as amended, and the Restated and Amended By-Laws of the Company, as amended. I am also familiar with the corporate proceedings of the Board of Directors of the Company to authorize the filing of the Registration Statement.

     In connection with this opinion, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of this opinion. In connection therewith, I have assumed the genuineness of all signatures on all documents examined by me; the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies; that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act; a prospectus will have been filed with the Commission describing the Class A Common Stock and/or Preferred Stock offered thereby; that, at the time of any issuance and sale of the Class A Common Stock and/or Preferred Stock, a sufficient number of Class A Common Stock and/or Preferred Stock shall have been authorized for such issuance and sale pursuant to the Company’s Restated Certificate of Incorporation; and that the Class A Common Stock and/or Preferred Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and any prospectus supplement thereto.
     Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, I am of the opinion that:
     1. The Company is duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware.
     2. When (a) the terms of the issuance and sale of the Class A Common Stock shall have been duly authorized by all necessary corporate action of the Board of Directors of the Company and (b) the certificates representing the Class A Common Stock shall have been duly executed, authenticated, issued and delivered pursuant to the terms contemplated by the Registration Statement, the Prospectus and any prospectus supplement relating thereto, and in accordance with any purchase, underwriting or similar agreement, Warrants or warrants agreement, Purchase Contracts or Subscription Rights relating to such issuance, against payment of the consideration for such Class A Common Stock specified by action of the Board of Directors of the Company or any duly constituted committee thereof, the Class A Common Stock will be validly issued, fully paid and nonassessable.
     3. When (a) the terms of the Preferred Stock and of its issuance and sale have been duly established in conformity with the Company’s Restated Certificate of Incorporation, as amended, and authorized by all necessary action of the Board of Directors of the Company, (b) a Certificate of Designations fixing and determining the terms of the Preferred Stock has been duly filed with the Secretary of State of the State of Delaware and (c) certificates representing the shares of Preferred Stock shall have been duly executed, authenticated, issued and delivered pursuant to the terms contemplated by the Registration Statement, the Prospectus and any prospectus supplement relating thereto, and in accordance with any purchase, underwriting or similar agreement, Warrants or warrant agreements, Purchase Contracts or Subscription Rights relating to such issuance, against payment of the consideration for such Preferred Stock specified by action of the Board of Directors of the Company or any duly constituted committee thereof, the Preferred Stock will be validly issued, fully paid and non-assessable.
     The opinions expressed above are limited to the laws of the State of Delaware and the federal laws of the United States of America, and I do not express any opinion herein concerning the laws of any other jurisdiction.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Prospectus. Such consent should not be construed to mean that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Chad W. Coulter
Senior Vice President, Secretary and
  General Counsel